Exhibit 99.2

SCHEDULE I

Consent to be Named as a Director

In connection with the filing by PROOF Acquisition Corp I (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated:	April 11, 2021

		By:	/s/	John C. Backus, Jr.
John C. Backus, Jr.